UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 20, 2007

Tweeter Home Entertainment Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24091	04-3417513
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

40 Pequot Way, Canton, Massachusetts		02021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 830-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2007, Tweeter Home Entertainment Group, Inc. (the "Company") entered into a senior secured revolving credit facility with General Electric Capital Corporation, replacing its existing credit facility with a lenders’ syndicate led by Bank of America. The credit limit under the new facility is $75 million, and availability increased approximately $3 million compared to the prior facility. The Company’s initial drawdown under the new facility was $35.3 million. Borrowings carry an interest rate of LIBOR plus 1.75%. There are no scheduled principal payments under the new facility, which matures at March 21, 2012.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, as a result of the Company's entry into the new senior secured revolving credit facility with General Electric Capital Corporation, the existing $90 million amended and restated senior secured revolving credit facility, which included up to $15 million in letters of credit and $13 million in term loans, terminated as of March 21, 2007. This credit facility was entered into on April 16, 2003 with Bank of America, as administrative agent for the various lenders. The Company is not obligated to pay any early termination or prepayment penalties in connection with the termination of this credit facility. The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On the evening of March 19, 2007, the Board of Directors of the Company approved a restructuring plan proposed by the Company's management. The Company’s plan includes closing 49 stores and two regional facilities, and exiting certain regions of the country. The Company’s ongoing analysis and review of its stores determined that the stores to be closed were expected to contribute negatively in the next six months. The Company expects to close all of its stores in California, Tennessee, Alabama, New York, and most of Georgia within two or three months.

The Company expects to incur charges of approximately $50 to $60 million relating to the closing of the stores and regional facilities. The total costs and charges include an estimated $30 million relating to asset impairments and cash expenditures of $20 to $30 million for facility exit costs, severance, professional fees and store operating losses. The Company estimates that it will record the majority of these pre-tax costs as of the end of the second fiscal quarter of 2007.

The amounts of the these costs and charges are preliminary and remain subject to change, pending, among other factors, the outcome of negotiations with landlords and other third parties.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Certain statements contained in this Current Report on Form 8-K regarding the timing of store closures and the amount of costs to be incurred are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the Company’s Form 10-K for the fiscal year ended September 30, 2006. The Company disclaims any obligation to update these forward-looking statements.

Safe Harbor Statement

This current report on 8-K contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, the facts that:

As discussed in the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q for the three months ended December 31, 2006, management believed at that time that the Company would need to receive a federal tax refund, and was investigating the possible sale of the Company’s investment in Tivoli Audio, to meet short term capital needs. Although the Company received its federal tax refund of $13.9 million, including interest, it has not monetized and/or sold its Tivoli stock. If the Company cannot monetize the Tivoli stock to help meet short-term capital needs, it may need to seek additional capital. There can be no assurance that any such additional capital infusion will be available to the Company on acceptable terms, or at all.

The Company may not achieve the improvements in profitability and cash flow expected from the restructuring in the near future, if at all.

Further information regarding these and other risks is included in the Company’s annual report on Form 10-K for the year ended September 30, 2006, and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, and its other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tweeter Home Entertainment Group, Inc.

March 23, 2007	By:	/s/ Gregory W. Hunt

Name: Gregory W. Hunt
Title: Senior Vice President/Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 22, 2007